Exhibit 99.1

News Release	FMC Technologies Inc 200 East Randolph Drive Chicago, IL 60601

1807 Gears Road Houston, TX 77067

{FMC Technologies Logo}

For Release: Immediate

Media	Marvin Brown Bruce Bullock	(281) 591-4212 (281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports 20 Percent Increase in Third Quarter 2003 Earnings to $0.30 per Share

Highlights:

•	Earnings per diluted share of $0.30, up 20 percent from third quarter 2002 results

•	Energy Systems’ sales and operating earnings up 11 percent and 24 percent, respectively

•	Strong cash flow from operations partially offset the increase in net debt arising from the acquisition of CDS Engineering

•	Earnings guidance maintained for full-year 2003 at the upper end of the range of $1.05 - $1.15

HOUSTON and CHICAGO, October 27, 2003 – FMC Technologies, Inc. (NYSE: FTI) today reported third quarter 2003 sales of $560.1 million and earnings per diluted share of $0.30. Third quarter 2003 earnings per diluted share are up 20 percent from $0.25 in the third quarter of 2002.

“We had a strong third quarter, reflecting the continuing strength of our Energy Systems businesses,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Our third quarter results were driven by our subsea systems business as well as our surface and fluid control businesses, which benefited from increased drilling activity. Earnings from our Energy Systems businesses in the third quarter improved 24 percent over the prior year. We remain on target to achieve our full-year 2003 earnings forecast at the upper end of the range of $1.05 to $1.15 per diluted share.”

Review of Operations – Third Quarter 2003

Sales for Energy Systems, comprising Energy Production Systems and Energy Processing Systems were $375.6 million in the third quarter of 2003, up 11 percent from $339.9 million in the third quarter of 2002. Earnings for the third quarter were $22.1 million, up from $17.8 million in the same period last year.

Energy Production Systems’ third quarter sales and profits increased 12 percent and 11 percent, respectively, over last year. Energy Production Systems’ sales increased due to higher sales in the subsea and surface systems businesses. Segment operating profit improvements were driven by the surface and subsea businesses where gains were more than sufficient to offset lower margins from the floating production systems business due in part to the Sonatrach contract.

Energy Processing Systems’ third quarter sales and profits increased 8 percent and 56 percent, respectively, over the prior-year third quarter. The sales improvement was the result of strength in the fluid control and measurement businesses. Improvements in both the fluid control and loading systems businesses contributed positively to the quarter’s profits. Strength in U.S. land drilling activity positively affected sales and profits of WECO®/Chiksan® equipment.

Energy Systems’ inbound orders were $316.4 million for the third quarter, down 2 percent from $321.7 million in the third quarter of 2002. Sequentially, inbound orders were up 7 percent from $296.9 million in the second quarter of 2003. Energy Systems’ total backlog at the end of the third quarter was $788.0 million, up 3 percent from $762.9 million at the end of the third quarter of 2002, but down 7 percent from $847.2 million at the end of the second quarter of 2003.

Energy Production Systems’ inbound orders for the quarter were down 4 percent from the year-ago period due primarily to delays in subsea project award decisions partially offset by increases in floating production systems. Inbound orders were up 13 percent sequentially as higher floating production systems orders more than offset the effect of subsea project award delays. Energy Processing Systems’ inbound orders for the quarter increased 4 percent over the prior year on strong fluid control and loading systems orders, but decreased 4 percent sequentially, due primarily to large inbound orders in the second quarter for fluid control equipment.

FoodTech’s third quarter sales of $127.2 million were up 6 percent from $120.4 million in the third quarter of 2002, and earnings of $9.9 million increased 29 percent compared to $7.7 million in the year-ago period. Segment operating profit benefited from higher sales volumes and lower costs including an adjustment made for a foreign sales tax.

Airport Systems’ third quarter sales of $58.7 million were down 11 percent from $66.3 million in the third quarter of 2002, while earnings of $5.3 million were down 10 percent from $5.9 million in the prior-year period. The earnings decline is the result of lower sales of Halvorsen loaders partially offset by improvements in sales of ground support equipment outside of the United States and, to a lesser extent, improvements in the Jetway® passenger boarding bridge business.

Corporate expense in the third quarter of 2003 of $5.9 million compared with the prior-year period expense of $5.6 million. Other expense, net, of $0.6 million in the third quarter of 2003 compared with other income, net, of $0.9 million in the prior-year period, which included a gain on sale of a corporate aircraft. Net interest expense in the third quarter of 2003 was $2.2 million, down from $3.1 million in the third quarter of 2002.

During the quarter the company invested $50 million to acquire a controlling interest in CDS Engineering and made a $15 million contribution to its pension fund. However, net debt increased only $26 million to $218 million from $192 million at the end of the second quarter.

Depreciation and amortization for the third quarter of 2003 was $14.5 million. Capital expenditures during the third quarter of 2003 totaled $15.2 million.

Summary and Outlook

FMC Technologies reported strong third quarter results, primarily due to the strength of its Energy Systems businesses. Subsea systems sales and profits were strong while increased drilling activity positively affected the Company’s surface completion and WECO®/Chiksan® businesses. FoodTech sales and earnings improved on higher food processing and citrus volumes. Airport Systems showed some profit improvement in the ground support equipment and Jetway® businesses; however, overall profit declined due to lower volumes of Halvorsen loaders. Management maintains full-year 2003 earnings guidance at the upper end of the range of its $1.05 to $1.15 per diluted share estimate.

After two years of rapid subsea growth, the Company expects to see subsea revenues decline in 2004. This, combined with uncertainty over the profitability of the Sonatrach contract, will slow the growth of the Energy Production Systems business in 2004. Energy Processing Systems is expected to benefit from higher levels of oilfield activity while FoodTech and Airport Systems are expected to benefit from improved general economic conditions. Overall, the Company expects full-year 2004 earnings per share to increase in the vicinity of 10 percent over 2003.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,500 people and operates 32 manufacturing facilities in 15 countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Technologies’ 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Technologies does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC Technologies, Inc. will conduct its third quarter 2003 conference call at 10:00 a.m. (Eastern Standard Time) on Tuesday, October 28, 2003. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenue	$560.1	$525.4	$1,669.7	$1,491.3
Costs and expenses	529.2	498.0	1,588.4	1,424.1

	30.9	27.4	81.3	67.2
Minority interests	0.1	0.7	0.5	1.7
Net interest expense	2.2	3.1	6.9	9.8

Income before income taxes	28.6	23.6	73.9	55.7
Provision for income taxes	8.3	6.8	21.5	16.1

Income before the cumulative effect of a change in accounting principle	20.3	16.8	52.4	39.6
Cumulative effect of a change in accounting principle, net of income taxes (1)	—	—	—	(193.8)

Net income (loss)	$20.3	$16.8	$52.4	$(154.2)

Basic earnings (loss) per share: (2)
Income before the cumulative effect of a change in accounting principle	$0.31	$0.26	$0.79	$0.61
Cumulative effect of a change in accounting principle (1)	—	—	—	(2.97)

Basic earnings (loss) per share	$0.31	$0.26	$0.79	$(2.36)

Basic weighted average shares outstanding	66.2	65.4	66.0	65.3

Diluted earnings (loss) per share: (2)
Income before the cumulative effect of a change in accounting principle	$0.30	$0.25	$0.79	$0.59
Cumulative effect of a change in accounting principle (1)	—	—	—	(2.91)

Diluted earnings (loss) per share	$0.30	$0.25	$0.79	$(2.32)

Diluted weighted average shares outstanding	67.1	66.8	66.8	66.8

(1) The cumulative effect of a change in accounting principle, net of income taxes, resulted from the adoption of Statement of Financial Accounting Standards No. 142 in 2002.

(2) In certain instances, earnings per share do not recalculate using the data presented due to rounding.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenue
Energy Production Systems	$271.2	$241.4	$826.8	$666.8
Energy Processing Systems	106.1	98.6	304.1	285.9
Intercompany eliminations	(1.7)	(0.1)	(2.0)	(1.4)

Subtotal Energy Systems	375.6	339.9	1,128.9	951.3
FoodTech	127.2	120.4	387.8	364.7
Airport Systems	58.7	66.3	158.1	179.4
Intercompany eliminations	(1.4)	(1.2)	(5.1)	(4.1)

	$560.1	$525.4	$1,669.7	$1,491.3

Income before income taxes
Energy Production Systems	$14.0	$12.6	$50.1	$34.2
Energy Processing Systems	8.1	5.2	17.6	15.7

Subtotal Energy Systems	22.1	17.8	67.7	49.9
FoodTech	9.9	7.7	31.4	28.9
Airport Systems	5.3	5.9	8.0	10.2

Segment operating profit	37.3	31.4	107.1	89.0
Corporate expense	(5.9)	(5.6)	(18.3)	(17.6)
Other income (expense), net (1)	(0.6)	0.9	(8.0)	(5.9)

Income before net interest expense and income taxes	30.8	26.7	80.8	65.5
Net interest expense	(2.2)	(3.1)	(6.9)	(9.8)

Income before income taxes and the cumulative effect of a change in accounting principle	$28.6	$23.6	$73.9	$55.7

(1) Other income (expense), net, is primarily comprised of LIFO inventory adjustments, expenses related to employee pension and other postretirement employee benefits, expenses related to the transition to a new payroll and benefit administration service center, foreign currency-related gains and losses and amortization expense for restricted stock.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Inbound orders
Energy Production Systems	$206.8	$216.3	$667.8	$747.1
Energy Processing Systems	109.6	105.4	316.7	291.3

Subtotal Energy Systems	316.4	321.7	984.5	1,038.4
FoodTech	126.9	92.2	401.2	349.5
Airport Systems	46.7	47.8	158.9	122.3

Total inbound orders	$490.0	$461.7	$1,544.6	$1,510.2

	September 30
	2003	2002
Order backlog
Energy Production Systems	$663.8	$651.6
Energy Processing Systems	124.2	111.3

Subtotal Energy Systems	788.0	762.9
FoodTech	120.6	106.2
Airport Systems	112.7	106.3

Total order backlog	$1,021.3	$975.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In million)

	September 30, 2003 (Unaudited)	December 31, 2002
Cash and cash equivalents	$50.4	$32.4
Trade receivables, net	466.8	419.2
Inventories	294.2	273.1
Other current assets	74.8	87.9

Total current assets	886.2	812.6
Property, plant and equipment, net	317.7	306.1
Goodwill	111.9	83.6
Intangible assets, net	69.8	36.3
Other assets	112.3	124.1

Total assets	$1,497.9	$1,362.7

Short-term debt and current portion of long-term debt	$33.2	$59.5
Accounts payable, trade and other	468.1	421.2
Other current liabilities	269.3	247.5

Total current liabilities	770.6	728.2
Long-term debt, less current portion	235.1	175.4
Other liabilities	129.0	155.3
Common stock	0.7	0.7
Other stockholders’ equity	362.5	303.1

Total liabilities and stockholders’ equity	$1,497.9	$1,362.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited and in millions)

	Nine Months Ended September 30
	2003	2002
Cash provided (required) by operating activities of continuing operations:
Income before the cumulative effect of a change in accounting principle	$52.4	$39.6
Depreciation and amortization	41.2	35.5
Other	12.0	(7.3)

Net cash provided by operating activities of continuing operations	105.6	67.8

Net cash required by discontinued operations	(4.9)	(4.4)

Cash provided (required) by investing activities:
Retirement of sale leaseback obligations	(35.9)	—
Capital expenditures	(42.9)	(48.3)
Business acquisition, net of cash acquired (a)	(43.9)	—
Other	4.0	3.1

Net cash required by investing activities	(118.7)	(45.2)

Cash provided (required) by financing activities:
Net increase (decrease) in short-term debt	(26.2)	4.6
Net increase (decrease) in long-term debt	52.7	(8.7)
Payments to FMC Corporation	—	(4.4)
Issuance of capital stock, net of stock acquired for employee benefit plans	9.0	1.0

Net cash provided (required) by financing activities	35.5	(7.5)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.5	(0.1)

Increase in cash and cash equivalents	18.0	10.6
Cash and cash equivalents, beginning of period	32.4	28.0

Cash and cash equivalents, end of period	$50.4	$38.6

(a) Business acquisition, net of cash acquired, is related to the acquisition of 55% of CDS Engineering (“CDS”) in the third quarter of 2003. Cash outflow due to the acquisition is made up of $47.9 million paid to the seller plus $0.4 million of acquisition costs, net of $4.4 million of acquired cash. The net cash outflow of $43.9 million, plus assumed debt of $6.9 million, includes $1.1 million of CDS’ minority interest in its net debt.